EXHIBIT 10.14

C&F FINANCIAL CORPORATION

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

Effective December 21, 2004

	Amount
Retainer Fees(1)
Service as a Director	$6,000
Service as a Committee Chair	$1,600	(additional)

Meeting Fees(2)
Base per day	$500
Secondary meeting(s) per day	$250

(1)	The retainer fees are payable in quarterly installments.
(2)	All non-employee directors receive a base meeting fee of $500 per day for Corporation board, Bank board or committee meeting attendance and a fee of $250 for secondary meeting attendance for each additional Corporation board, Bank board or committee meeting held on the same day as a meeting for which the base meeting fee is paid.